Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of                     , 20__, by and among Fred’s, Inc., a Tennessee corporation (the “Company”), and [            ] (the “Indemnitee”), a director of the Company.

RECITALS

WHEREAS, although the Charter and the Bylaws provide for indemnification of the officers and directors of the Company and the Indemnitee may also be entitled to indemnification pursuant to the Tennessee Business Corporation Act (“TBCA”), the Bylaws and the TBCA expressly contemplate that contracts may be entered into between the Company and members of the Board of Directors of the Company (the “Board”) with respect to indemnification of directors; and

WHEREAS, the Indemnitee’s continued service to the Company substantially benefits the Company; and

WHEREAS, the Board has determined that it is in the best interest of the Company and that it is reasonably prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, the Indemnitee to the fullest extent permitted by applicable law in order to induce him to serve or continue to serve the Company free from undue concern that he will not be so indemnified or that any indemnification obligation will not be met; and

WHEREAS, this Agreement is a supplement to and in furtherance of (a) the Charter and Bylaws, and (b) the organizational documents of any Enterprise (as defined below) and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder;

WHEREAS, the Company and Indemnitee further recognize that the Company’s directors may be exposed to certain risks not covered entirely by insurance; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.             Services to the Company and Certain Other Enterprises; Duration of Agreement.  The Indemnitee agrees to serve or continue to serve as a director of the Company for so long as the Indemnitee is duly elected or appointed or until the Indemnitee tenders his resignation.  The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as a director of the Company.

2.             Definitions.  As used in this Agreement:

“Charter” shall mean the Company’s Restated Charter, as amended from time to time.

“Bylaws” shall mean the Company’s Amended and Restated Bylaws, as amended from time to time.

“Change in Control” shall have the meaning ascribed to such term in the Company’s 2017 Long-Term Incentive Plan, as such plan may be amended from time to time, or any successor plan thereto.

“Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or of any other Enterprise.

“Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

“Enterprise” shall mean (i) the Company; (ii) any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which is an affiliate or wholly or partially owned subsidiary of the Company and of which the Indemnitee is or was serving as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary; and (iii) any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Company.  References to “serving at the request of the Company” shall include without limitation any service as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, trustee, general partner, managing member, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses shall include such fees and expenses, and costs incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or Fines against the Indemnitee.

“Fines” shall mean any fine or penalty, including but not limited to any excise tax assessed with respect to any employee benefit plan.

“Indemnitee” is defined in the preamble to this Agreement.

“Independent Counsel” means, at any time, any law firm, or a member of a law firm, that (a) is experienced in matters of corporation law and (b) is not, at such time, or has not been in the five years prior to such time, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnities under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto and to be jointly and severally liable therefor.

“Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including without limitation any such proceeding pending as of the date of this Agreement, in which the Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that the Indemnitee is or was a director of the Company, by reason of any action taken by him or of any action taken on his part while acting as director of the Company, or by reason of the fact of his service at any other Enterprise, in each case whether or not serving in such capacity at the time any Expense, judgment, Fine or amount paid in settlement is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement.

3.             Indemnity in Third-Party Proceedings.  The Company shall indemnify the Indemnitee in accordance with the provisions of this Section 3 if the Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company shall indemnify the Indemnitee against all Expenses, judgments, Fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner he reasonably believed to be in the best interests of the Company (in all instances where the Indemnitee is acting in his official capacity with the Company) or was at least not opposed to the Company’s best interests (in all other instances), and in the case of a criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful.  Actions in a manner “not opposed to the best interests of the Company” as referred to in this Agreement with respect to an employee benefit plan, shall include without limitation actions taken in good faith and in a manner he believed to be in the best interests of the participants and beneficiaries of an employee benefit plan.  Indemnitee shall not enter into any settlement in connection with a Proceeding without ten (10) days’ prior notice to the Company.

4.             Indemnity in Proceedings by or in the Right of the Company.  The Company shall indemnify the Indemnitee in accordance with the provisions of this Section 4 if the Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding (or any claim, issue or matter therein) if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which the Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company.

5.             Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter that is related to any claim, issue, or matter on which the Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.             Indemnification For Other Fees and Expenses.

(a)           Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which the Indemnitee is not a party, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

(b)           Notwithstanding any other provision of this Agreement, the Company shall indemnify the Indemnitee against, and if requested by the Indemnitee, shall advance to the Indemnitee subject to and in accordance with Sections 9 and 11, any Expenses actually and reasonably incurred by or on behalf of the Indemnitee in taking any action to enforce any provision of this Agreement, including all Expenses incurred in bringing a claim, counterclaim or cross claim in a Proceeding to enforce this Agreement or any provision of this Agreement; provided, in the event that a final judicial determination is made that the Indemnitee is not entitled to such indemnification, then all amounts advanced under this Section 6(b) shall be repaid; provided further, in the event that a final judicial determination is made that such action brought by Indemnitee was frivolous or not made in good faith, the Indemnitee shall also be required to reimburse the Company for its Expenses in such action.

7.             Additional Indemnification.

(a)           Notwithstanding any limitation in Sections 3, 4, or 5, the Company shall indemnify the Indemnitee to the fullest extent permitted by law if the Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, Fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding. However, for the avoidance of doubt, under no circumstances shall indemnification be made under any provision of this Agreement on account of the Indemnitee’s conduct which has been adjudicated to constitute a breach of the Indemnitee’s duty of loyalty to the Company or its shareholders or to constitute an act or omission not in good faith or involving intentional misconduct or a knowing violation of the law.

(b)           For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(1)            to the fullest extent permitted by the provision of the TBCA that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the TBCA; and

(2)            to the fullest extent authorized or permitted by any amendments to or replacements of the TBCA adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

8.             Exclusions.  Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity payment in connection with any claim made against the Indemnitee:

(a)           for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision;

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of state statutory law or common law; provided however, that notwithstanding any limitation on the Company’s obligation to provide indemnification set forth in this Section 8(b) or elsewhere, the Company shall advance Expenses to the Indemnitee with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute;

(c)           to make any indemnity or advancement that is prohibited by applicable law; or

(d)           with respect to a Proceeding initiated by Indemnitee against the Company, any entity it controls or any of the directors, officers or employees thereof, or other indemnitees, except where the Company has joined in or the Board has consented to the initiation of such Proceeding (subject to Section 6(b) above).

9.             Advancement of Expenses; Defense of Claim.

(a)           Notwithstanding any provision of this Agreement to the contrary and subject to Section 11, the Company shall advance, to the extent not prohibited by law, any and all Expenses incurred by the Indemnitee in connection with any Proceeding within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Such advances (i) shall be unsecured and interest free; (ii) shall be made without regard to the Indemnitee’s ability to repay the advances and without regard to the Company’s view (at the time of the request for advancement) of the Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement; and (iii) shall include any and all Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advancement of Expenses solely upon the execution and delivery to the Company of (x) a written affirmation of Indemnitee’s good faith belief that Indemnitee has acted in good faith and in a manner he reasonably believed to be in the best interests of the Company (in all instances where the Indemnitee is acting in his official capacity with the Company) or was at least not opposed to the Company’s best interests (in all other instances), and in the case of a criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful, and (y) an unsecured, unbonded written undertaking providing that the Indemnitee undertakes to repay the advance to the extent and only to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company.

10.           Procedure for Notification and Request for Indemnification.

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor and, if Indemnitee so chooses pursuant to Section 11 of this Agreement, such written request shall also include a request for Indemnitee to have the right to indemnification determined by Independent Counsel.

(b)           The Company will be entitled to participate reasonably in the Proceeding at its own expense.

11.           Procedure Upon Application for Indemnification and/or Advancement.

(a)           Upon receipt of the Indemnitee’s written request for indemnification and/or advancement, a determination with respect to the Indemnitee’s entitlement shall be made in the specific case: (i) by the Board by majority vote of a quorum consisting of the Disinterested Directors or if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board (in which designation directors who are parties to the Proceeding may participate), consisting solely of two (2) or more Disinterested Directors, in each case, so long as the Indemnitee does not request that such determination be made by Independent Counsel; or (ii) if so requested by the Indemnitee, in his sole discretion, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; and if it is so determined that the Indemnitee is entitled to indemnification and/or advancement, payment to the Indemnitee shall be made within ten (10) days after such determination. The Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification and/or advancement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the Disinterested Directors or Independent Counsel, as the case may be, making such determination shall be advanced and borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(b)           In the event the determination of entitlement to indemnification and/or advancement is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). The Independent Counsel shall be selected by the Board by majority vote of a quorum consisting of the Disinterested Directors or if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board (in which designation directors who are parties to the Proceeding may participate), consisting solely of two (2) or more Disinterested Directors, and the Company shall give written notice to the Indemnitee, advising him of the identity of the Independent Counsel so selected. The Indemnitee may, within 10 days after written notice of such selection shall have been received, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within 20 days after submission by the Indemnitee of a written request for indemnification and/or advancement as provided herein, no Independent Counsel shall have been selected and not objected to, the Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Disinterested Directors’ selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12.           Presumptions and Effect of Certain Proceedings; Settlements.

(a)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a notice and a request for indemnification in accordance with Section 10 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by the Board) or of Independent Counsel to have made a determination prior to the commencement of any judicial proceeding or arbitration pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by the Board) or by Independent Counsel that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action.

(b)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had cause to believe that his conduct was unlawful.

(c)           For purposes of any determination of good faith, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action or failure to act is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to the Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

(d)           The knowledge and/or actions, or failure to act, of any other director, partner, managing member, officer, agent, employee or trustee of the Enterprise shall not be imputed to the Indemnitee for purposes of determining his right to indemnification under this Agreement.

(e)           The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred judicially or administratively.

13.           Remedies of the Indemnitee.

(a)           Subject to Section 13(f), in the event that (i) a determination is made pursuant to Section 11 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification that does not include a request for Independent Counsel, (iii) payment of indemnification is not made pursuant to Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (iv) payment of indemnification pursuant to Section 3, 4 or 7 of this Agreement is not made within ten (10) days after a determination has been made that the Indemnitee is entitled to indemnification, or (v) the Indemnitee determines in its sole discretion that such action is appropriate or desirable, the Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction as to his entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 13(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by the Indemnitee to enforce his rights under Section 5 of this Agreement.  The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)           In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration, commenced pursuant to this Section 13, shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and the Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11(a) adverse to the Indemnitee for purposes of satisfying the Company’s burden of proof or for any other purpose. In any judicial proceeding or arbitration commenced pursuant to this Section 13, in the event that the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether the Indemnitee is entitled to indemnification has not made such a determination within the time period provided for under Section 12(b) of this Agreement, the Company shall stipulate and may not contest that the Indemnitee acted in good faith and in a manner the Indemnitee believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no cause to believe his conduct was unlawful.

(c)           If a determination shall have been made pursuant to Section 11(a) of this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)           In the event that the Indemnitee is a party to a judicial proceeding or arbitration pursuant to this Section 13 concerning his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses incurred by him in such judicial adjudication or arbitration. If it shall be determined in said judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Indemnitee shall be entitled to recover from the Company (who shall be liable therefor), and shall be indemnified by the Company against, any and all Expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration.

(e)           The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify the Indemnitee against any and all Expenses and, if requested by the Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Expenses to the Indemnitee that are incurred by Indemnitee in connection with any judicial adjudication or arbitration involving the Indemnitee for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advancement or insurance recovery, as the case may be.

(f)            Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

14.           Non-exclusivity; Survival of Rights; Insurance.

(a)           The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Company’s or any other Enterprise’s charter, certificate, articles of incorporation, the Company’s or any other Enterprise’s Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect to any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Tennessee law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s or any other Enterprise’s Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, partners, managing members, officers, employees, agents or trustees of the Company or of any other Enterprise, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, partner, managing member, officer, employee, agent or trustee under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c)           At or prior to any Change in Control, the Company shall obtain a prepaid, fully earned and noncancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Change in Control with a claims period of six (6) years from the Change in Control, covering the Indemnitee, to the extent that the Indemnitee is covered by such insurance immediately prior to the Change in Control, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors of the Company and its subsidiaries than those of the such insurance in effect immediately prior to such Change in Control; provided, however, that the aggregate premium therefor is not in excess of 300% of the annual premium then paid by the Company for coverage for its then current policy year for such insurance, and if the premium therefor would be in excess of such amount, the Company shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Change in Control as is available for a cost not exceeding that premium amount. Any such tail policy may not be amended, modified, cancelled or revoked after the Change in Control by the Company or any successor thereto in any manner that is adverse to the Indemnitee.

(d)           The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and only to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)           The Company’s obligation hereunder to indemnify, or advance Expenses to, the Indemnitee who was, is or will be serving as a director, partner, managing member, officer, employee, agent or trustee of any other Enterprise shall be reduced by any amount the Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.

15.           Successors. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his heirs, executors and administrators.  The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

16.           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce the Indemnitee to continue to serve as a director of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as a director of the Company.

(b)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder.

18.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

19.           Notice by the Indemnitee.  The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of the Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

20.           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)           If to the Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as the Indemnitee shall provide in writing to the Company,

(b)           If to the Company to:

Fred’s, Inc. 4300 New Getwell Road Memphis, Tennessee 38118 Attn: Corporate Secretary Fax: (901) 365-6815

with a copy to:

Baker Donelson, Bearman, Caldwell & Berkowitz PC 165 Madison Ave. Ste. 2000 Memphis, Tennessee 38117 Attn: Samuel D. Chafetz, Esq. Fax: (901) 577-0854

or to any other address as may have been furnished to the Indemnitee in writing by the Company.

21.           Contribution; Subrogation.

(a)           To the fullest extent permissible under applicable law and subject to the second sentence of Section 7(a) as to any such contribution pursuant to this Section 21(a), if the indemnification provided for in this Agreement is unavailable to the Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying the Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for judgments, Fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officer, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

(b)           In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of Indemnitee against other persons. At the request of the Company, Indemnitee shall execute all papers required and shall take all reasonable action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

22.           Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by the Indemnitee pursuant to Section 13(a) of this Agreement, the Company and the Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state courts located in the City of Memphis, Tennessee (the “Tennessee Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Tennessee Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address set forth in Section 20 of this Agreement with the same legal force and validity as if served upon such party personally within the State of Tennessee, (iv) waive any objection to the laying of venue of any such action or proceeding in the Tennessee Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Tennessee Court has been brought in an improper or inconvenient forum.

23.           Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24.           Miscellaneous.  Use of the masculine pronoun or possessive adjective shall been deemed to include usage of the feminine pronoun or possessive adjective where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY:	FRED’S, INC.

By:
Name:
Title:

INDEMNITEE:
	Name:	[ ]
Address:

[Signature Page to Indemnification Agreement]